Exhibit 16

April  5,  2006


Securities  and  Exchange  Commission
Washington,  D.C.  20549


Ladies  and  Gentlemen:

We were previously principal accountants for Stewardship Financial Corporation and subsidiary and, under the date of March 29, 2006, we reported on the consolidated financial statements of Stewardship Financial Corporation as of and for the years ended December 31, 2005 and 2004. On March 10, 2006, we were notified that Stewardship Financial Corporation engaged Crowe Chizek and Company LLC as its principal accountant for the year ending December 31, 2006 and that the auditor-client relationship with KPMG will cease upon completion of the audit of Stewardship Financial Corporation and subsidiary's consolidated financial statements as of and for the year ended December 31, 2005, and the issuance of our report thereon. On March 29, 2006, we completed our audit and the auditor-client relationship ceased. We have read Stewardship Financial Corporation and subsidiary's statements included under Item 4.01 of its Form 8-K/A dated April 5, 2006 and we agree with such statements, except that we are not in a position to agree or disagree with Stewardship Financial Corporation and subsidiary's statement that the change was approved by the audit committee of the board of directors and we are not in a position to agree or disagree with Stewardship Financial Corporation and subsidiary's statement that Crowe Chizek and Company LLC were not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on Stewardship Financial Corporation and subsidiary's consolidated financial statements.

Very  truly  yours,

/S/  KPMG  LLP
Short  Hills,  New  Jersey